Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:       STEVEN G. ROGERS

                              PRESIDENT & CHIEF EXECUTIVE OFFICER

                           SARAH P. CLARK

                              SENIOR VICE PRESIDENT

                              (601) 948-4091

PARKWAY PROPERTIES ANNOUNCES

CHIEF FINANCIAL OFFICER APPOINTMENT

            JACKSON, MISSISSIPPI - February 5, 2008 - Parkway Properties, Inc. (NYSE:PKY) announced today the appointment of J. Mitchell Collins as Executive Vice President, Chief Financial Officer and Secretary of the Company effective March 1, 2008.  Mr. Collins previously served as Executive Vice President and Chief Financial Officer of Equity Inns, Inc. (NYSE:ENN), a public hotel REIT that was sold in October 2007 to the Whitehall Street Global Real Estate Limited Partnership 2007, an affiliate of Goldman Sachs.  Mr. Collins served Equity Inns from January 2004 to December 2007 during a period of rapid expansion, helping the company grow from approximately $800 million to over $2.2 billion in total enterprise value.  During this timeframe, Equity Inns completed the acquisition of nearly 60 hotels for more than $625 million, completed long-term debt issuances and refinancings totaling over $500 million and completed more than $165 million in common or preferred stock offerings.  Prior to joining Equity Inns, Mr. Collins served as Executive Vice President and Chief Financial Officer of ResortQuest International, Inc. (NYSE:RZT) from March 2000 through January 2004 and as a professional in the accounting firm of Arthur Andersen LLP from August 1990 through March 2000.

            Steven G. Rogers, President and Chief Executive Officer stated, "We are pleased to have Mitch joining the Parkway team, bringing a great depth  of knowledge and experience in the REIT industry.  His background in the hospitality sector dovetails nicely with Parkway's passion for delivering exceptional customer service.  Mitch's experience in all areas of capital markets, accounting, finance, investor relations and corporate governance will complement the skills of our existing management team and allow him to hit the ground running.  I look forward to working with Mitch and have the utmost confidence in his integrity, business acumen, and knowledge of  the REIT industry."

            "I also want to take a moment to thank Mandy Pope for her leadership of the expanded accounting and finance team during this interim period.  She has served the Company well and turns the team over to Mitch in great shape."

MORE

            Mr. Collins stated, "I am excited to be joining Parkway, with its deep history of operating and owning top real estate properties in the office sector.  I am also honored to be joining such an exceptional and experienced management team.  I am looking forward to getting up to speed quickly with the Company's core strategies in order to help Parkway to continue to deliver solid returns to our shareholders over the long term."

            Mr. Collins graduated with honors from both the University of Mississippi (B.S. Accounting) and Vanderbilt University (Masters of Business Administration).  While working with Equity Inns in Memphis, Tennessee, Mr. Collins' civic contributions included serving on the Board of Directors of the Memphis Zoo, the Board of Trustees of the Dixon Gallery and Gardens and the Board of Directors of The Orpheum Theatre.  Mr. Collins is also a member of the American Institute of Certified Public Accountants.

           Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the operation, leasing, acquisition, and ownership of office properties. The Company is geographically focused on the Southeastern and Southwestern United States and Chicago. Parkway owns or has an interest in 68 office properties located in 11 states with an aggregate of approximately 13.5 million square feet of leasable space as of February 5, 2008.  Included in the portfolio are 20 properties totaling 3.2 million square feet that are owned jointly with other investors, representing 24% of the portfolio.  Under the Company's GEAR UP Plan, which started January 1, 2006 and ends December 31, 2008, it is the Company's strategy to transform from an owner-operator to an operator-owner. The strategy highlights the Company's strength in providing excellent service in the operation of office properties in addition to its direct ownership of real estate assets. Fee-based real estate services are offered through the Company's wholly owned subsidiary, Parkway Realty Services, which also manages and/or leases approximately 1.8 million square feet for third party owners as of February 5, 2008.

            Parkway Properties, Inc.'s press releases and additional information about the Company are available on the World Wide Web at www.pky.com.

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